Exhibit 99.4

PIEDMONT NATURAL GAS ELECTS E. JAMES BURTON TO THE BOARD OF DIRECTORS

CHARLOTTE, N.C., June 7/PRNewswire – The Board of Directors of Piedmont Natural Gas (NYSE:PNY) has elected Dr. E. James Burton to the Board of the Company effective July 1, 2006.

Dr. Burton is the Dean of the Jennings A. Jones College of Business at Middle Tennessee State University in Murfreesboro, Tennessee. He was appointed to this position in 1999 after previously serving as Professor of Accounting and as Associate Dean for External Relations at MTSU. Dr. Burton received his B.A. in economics from MacMurray College, an M.B.A. in management from Murray State University and a Ph.D. in accounting from the University of Illinois. He is a Certified Public Accountant and a Certified Fraud Examiner.

Dr. Burton has written numerous articles for academic, professional and trade journals and has authored or co-authored several books in the areas of planning, accounting and finance. He has also actively participated in the formation of several businesses over the course of his career.

Dr. Burton currently serves on the Board of Directors of several community organizations in Middle Tennessee including the Middle Tennessee Council of the Boy Scouts of America, Leadership Middle Tennessee, the Area IX Workforce Investment Board, the Jennings and Rebecca Jones Foundation and the Southern Business Administration Association. Dr. Burton has also served on the Board of Trustees, Executive Board and Finance Committee of the MTSU Foundation.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including
61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about
Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.
SOURCE Piedmont Natural Gas
CONTACT: Headen Thomas, 704-731-4438, or 704-651-7137, or
headen.thomas@piedmontng.com, or
David Trusty, 704-731-4391, or 704-507-6393, or
david.trusty@piedmontng.com